EXHIBIT 15

May 4, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 4, 2012 on our review of interim financial information of Hertz Global Holdings, Inc. and its subsidiaries (the "Company") for the three-month periods ended March 31, 2012 and March 31, 2011 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2012 is incorporated by reference in the Registration Statements on Form S-8 (File Nos. 333-168808, 333-138812 and 333-151103) and on Form S-3 (File Nos. 333-159348 and 333-173125).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey